Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Chemtura Corporation:

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-170501 and No. 333-181561) pertaining to the Chemtura Corporation Employee Savings Plan of our report dated June 23, 2015 relating to the statements of net assets available for plan benefits of the Chemtura Corporation Employee Savings Plan as of December 31, 2014 and
2013 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2014, included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH
June 23, 2015